EXHIBIT 1

                            ASSIGNMENT AND ACCEPTANCE

                              Dated: March 30, 1998

      Reference is made to the Agreement for Purchase and Sale dated as of February 12, 1998 (as the same may be amended or modified from time-to-time, the "Agreement") between INTELECT COMMUNICATIONS, INC., a Delaware corporation ("Borrower") and ST. JAMES CAPITAL PARTNERS, L.P. ("Assignor"). Capitalized terms not otherwise defined in this Assignment and Acceptance shall have the meanings assigned to them in the Agreement.

      Pursuant to the terms of the Agreement, St. James Capital Partners, L.P. wishes to assign and delegate 13/15ths of its rights and 100% of its obligations under the Agreement. Therefore, St. James Capital Partners, L.P. ("Assignor") and SJMB, L.P. ("Assignee") agree as follows:

      1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor and without representation or warranty except for the representations and warranties specifically set forth in clauses (i) and (ii) of Section 2, 13/15ths of its interest in and to all of the Assignor's rights, and 100% of Assignor's obligations, under the Agreement and the Transaction Documents as of the Effective Date (as defined below), including, without limitation, such percentage interest in the Assignor's obligation to make Advances, the Advances owing to the Assignor, the Note held by the Assignor, the Warrants held by the Assignor, the Assignor's interest in the Collateral, and the Assignor's registration rights in respect of Common Stock. The Assignor and the Assignee agree that this Assignment shall convey an interest in outstanding advances under the Note as of the date hereof equal to $1,000,000, and conveys to Assignee, and Assignee hereby assumes, all remaining obligations to make advances under the Note.

      2. The Assignor (i) represents and warrants that, prior to executing this Assignment and Acceptance, its obligation to make further Advances under the Agreement is $12,000,000, and the aggregate outstanding principal amount of Advances owed to it by the Borrower is $3,000,000; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Agreement or any other Transaction Document or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Agreement or any other Transaction Document or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower of any of its obligations under the Agreement or any other Transaction Document or any other instrument or document furnished pursuant thereto;(v) agrees to deliver the Note to the Borrower to exchange such Note for a new Note dated April 2, 1998, in the principal amount of $13,000,000 payable to the order of the Assignee; (vi) and agrees to deliver the Warrants issued by Borrower to the Assignor to exchange such Warrants for replacement Warrants in favor of the Assignee in respect of the Borrower's Common Stock.

      3. The Assignee (i) confirms that it has received a copy of the Agreement and the other Transaction Documents, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and (ii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement or any other Transaction Document are required to be performed by it as a Purchaser.

      4. The effective date for this Assignment and Acceptance shall be March 30, 1998 (the "Effective Date").

      5. As of the Effective Date, (i) the Assignee shall be a Purchaser under the Agreement for all purposes, and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Purchaser thereunder and
(ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

      6. From and after the Effective Date, the Borrower shall make all payments under the Agreement and the Note in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, and commitment fees) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement and the Note for periods prior to the Effective Date directly between themselves.

      7. This Assignment and Acceptance shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

      The parties hereto have caused this Assignment and Acceptance to be duly executed as of the date first above written.

                                    ASSIGNOR:

                                    ST. JAMES CAPITAL PARTNERS, L.P.

                                    By:   St. James Capital Corp.,
                                          its General Partner


                                          By:/s/ JAY BROWN
                                          Name:  JAY BROWN
                                          Title: VICE-PRESIDENT


                                   ASSIGNEE:

                                   SJMB, L.P.

                                    By:   SJMB, L.L.C., its General Partner


                                          By:/s/ JAY BROWN
                                          Name:  JAY BROWN
                                          Title: VICE-PRESIDENT

ACKNOWLEDGED
THIS 2nd DAY OF APRIL, 1998.

INTELECT COMMUNICATIONS, INC.


By:/s/ HERMAN M. FRIETSCH
Name:  HERMAN M. FRIETSCH
Title: CHAIRMAN AND CEO